                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] Confidential, for Use of the
                                                Commission Only (as permitted by
[X] Definitive Proxy Statement                  Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  NIKE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                  NIKE, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
        *Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                    [LOGO]

                                   NIKE, Inc.
                               One Bowerman Drive
                          Beaverton, Oregon 97005-6453

                                                                 August 12, 1996

To Our Shareholders:

  You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the NIKE World Headquarters, One Bowerman Drive, Beaverton, Oregon on Monday, September 16, 1996, at 10:00 A.M. Registration will begin at 9:30 A.M. You must present an admission ticket enclosed in this Proxy Statement.

  I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend.

  Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                       Sincerely,

                                       /s/ Philip H. Knight
                                       -----------------------------------------
                                       Philip H. Knight
                                       Chairman of the Board
                                       and Chief Executive Officer

                                    [LOGO]

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              SEPTEMBER 16, 1996

                             ---------------------

To the Shareholders of NIKE, Inc.

  The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 16, 1996, at 10:00 A.M., Pacific Daylight Time, at the NIKE World Headquarters, One Bowerman Drive, Beaverton, Oregon, for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To ratify the appointment of Price Waterhouse as independent accountants.

  3. To vote upon a shareholder proposal described in this proxy statement, if the proposal is presented at the meeting.

  4. To transact such other business as may properly come before the meeting.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 22, 1996, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                                       By Order of the Board of Directors

                                                  JOHN E. JAQUA
                                                  Secretary

Beaverton, Oregon
August 12, 1996

 Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 16, 1996, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 12, 1996.

  The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained Hill and Knowlton, Inc., New York, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $8,000 plus related out-of- pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

  All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR: (1) the election of each of the named nominees for director and (2) ratification of the appointment of Price Waterhouse as independent accountants; and AGAINST a shareholder proposal regarding certain monitoring procedures for subcontract manufacturers in Indonesia. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

  A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant General Counsel of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

  Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 22, 1996, will be entitled to vote at the Annual Meeting. On that date,

51,119,985 shares of Class A Stock and 92,676,298 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

  Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect four directors, and holders of Class A Stock, voting separately, will elect 10 directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  A Board of 14 directors will be elected at the Annual Meeting. All of the nominees were elected at the 1995 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

  William J. Bowerman, Thomas E. Clarke, Delbert J. Hayes and Jill K. Conway are nominated by management for election by the holders of Class B Stock. The other 10 nominees are nominated by management for election by the holders of Class A Stock.

  Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the 10 director nominees who receive the greatest number of votes cast by holders of Class A Stock and the four director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

  Background information on the nominees as of July 15, 1996, appears below:

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

  Ralph D. DeNunzio--Mr. DeNunzio, 64, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of AMP Incorporated, Federal Express Corporation and Harris Corporation.

  Richard K. Donahue--Mr. Donahue, 69, a director of the Company since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation and the Chairman of the Foundation's Profiles in Courage Award Committee. He is a trustee of the Joyce Foundation. Mr. Donahue is also a director of Epitope, Inc. and Courier Corp.

  Douglas G. Houser--Mr. Houser, 61, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey, Pendergrass & Hoffman since 1965. Mr. Houser is a trustee of Willamette University and a fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association. Mr. Houser and Philip H. Knight are first cousins.

  John E. Jaqua--Mr. Jaqua, 75, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

  Philip H. Knight--Mr. Knight, 58, a director since 1968, is Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to June 1990. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

  Kenichi Ohmae--Mr. Ohmae, 53, was, until his resignation in 1994, Managing Director of McKinsey & Company, Inc., an international business consulting firm, with which he had been employed for over 20 years. Mr. Ohmae serves as an advisor to many large companies in various industries around the world. He is the author of numerous books on global business strategy, including THE BORDERLESS WORLD, THE MIND OF THE STRATEGIST, TRIAD POWER: THE COMING SHAPE OF GLOBAL COMPETITION, and BEYOND NATIONAL BORDERS: REFLECTIONS ON JAPAN AND THE WORLD. He is also a Director of Heisei Research Institute in Japan.

  Ralph A. Pfeiffer, Jr.--Mr. Pfeiffer, 69, a director since June 1992, retired in 1986 as IBM Senior Vice President, Chairman and Chief Executive Officer of IBM World Trade Corporation, and Chairman and Chief Executive Officer of IBM World Trade Asia Pacific Group B. In 1974, he was elected an IBM Senior Vice President and became Chairman and Chief Executive Officer of the IBM World Trade Americas/Far East Corporation. In 1983, he was named a member of the Corporate Management Board and, in 1984, was appointed Chairman and Chief Executive Officer of the IBM World Trade Corporation. Mr. Pfeiffer is a director of Campbell Soup Company, The Royal Bank of Canada, IBM World Trade Corporation, Osiris Therapeutics, Inc., Arthur D. Little, Inc., and New York Life Mainstay Funds. He is also a member of the Council on Foreign Relations; a member of the Economic Club of New York; a member of the Inter-American Dialogue; a member of the International Advisory Board, University of South Carolina; and a member of the Board of Trustees of Covenant House.

  Charles W. Robinson--Mr. Robinson, 76, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under- secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also a director of The Allen Group, Inc., and a trustee of The Brookings Institution.

  A. Michael Spence--Dr. Spence, 52, has been the Philip H. Knight Profesor and Dean of the Graduate School of Business at Stanford University since 1990. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. Dr. Spence is also a director of Bank of America NT & SA, Sun Microsystems, Inc., Verifone, Inc. and General Mills, Inc.

  John R. Thompson, Jr.--Mr. Thompson, 54, a director since 1991, has been head coach of the Georgetown University men's basketball team since 1972. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

  William J. Bowerman--Mr. Bowerman, 85, a director since 1968, has served as Deputy Chairman of the Board and Senior Vice President of NIKE since 1980. Mr. Bowerman is a co-founder of the Company and served as Vice President from 1968 to 1980. From 1949 to 1972, Mr. Bowerman was head track coach at the University of Oregon, and he served as coach of the United States Olympic track team in 1972.

  Thomas E. Clarke--Dr. Clarke, 45, joined the Company in 1980, and was elected President and Chief Operating Officer in 1994. Dr. Clarke has held various positions with the Company, primarily in research, design, development and marketing. He was appointed divisional vice president in charge of marketing in 1987. He was elected Vice President in 1989 and appointed General Manager in 1990. Dr. Clarke holds a Doctorate degree in biomechanics.

  Jill K. Conway--Dr. Conway, 61, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society. Dr. Conway was President of Smith College, Northampton,

Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., Arthur D. Little, Inc., The Allen Group, Inc., and Colgate-Palmolive Company and a member of the Advisory Board of IBM World Trade Americas/Far East Corporation. She is currently a trustee of Mount Holyoke College and New England Medical Center.

  Delbert J. Hayes--Mr. Hayes, 61, a director since 1975, served as Executive Vice President of NIKE from 1980 to April 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

BOARD OF DIRECTORS AND COMMITTEES

  The Board currently has an Executive Committee, an Audit Committee, a Personnel Committee, a Finance Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson, who attended 63 percent.

  The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman) and Clarke. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 1996, but took actions from time to time pursuant to written consent resolutions.

  The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Mr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met twice during the fiscal year ended May 31, 1996.

  The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, Mr. Pfeiffer and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met three times during the fiscal year ended May 31, 1996.

  The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, Hayes and Pfeiffer. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 1996.

  The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Conway and Mr. Pfeiffer. The Subcommittee grants options under NIKE's employee stock option plan and determines targets and awards under NIKE's Executive Performance Sharing Plan.

DIRECTORS COMPENSATION AND RETIREMENT PLAN

  Messrs. Knight and Clarke do not receive additional compensation for their services as directors. All other directors are paid a fee of $18,000 per year plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended, except that no fee is paid for attending Compensation Plan Subcommittee meetings. In addition, directors are reimbursed for travel and other expenses incurred in attending Board and committee meetings. The Company also provides its non-employee directors medical insurance and $500,000 of life insurance coverage.

  In 1989 and 1993 the Board of Directors approved resolutions that provide certain benefits to directors who have served in that capacity for five years or more. The plan provides that after ten years of service by a non-employee director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time such director retires. The plan also provides that a director who has served for at least five years will receive an annual retirement benefit for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. New directors elected after the 1993 fiscal year must retire at age 72. The retirement benefit is equal to a sliding percentage of the director's last annual Board fee (excluding meeting fees) beginning at 50 percent of the Board fee for five years of service up to a maximum of 100 percent of the Board fee for 10 or more years of service.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

  The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 1996, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Knight, Bowerman, Hayes and Jaqua and for all directors and officers as a group.

                                                      Shares         Percent
                                      Title of     Beneficially         of
                                        Class        Owned(1)        Class(7)
                                      ---------    ------------      --------
William J. Bowerman                     Class A         58,080          0.1%
Eugene, Oregon                          Class B         85,624
Thomas E. Clarke(5)                     Class B        178,182(2)(3)    0.2%
Portland, Oregon
Jill K. Conway                          Class B         65,800(2)
Boston, Massachusetts
Ralph D. DeNunzio                       Class B        124,000(2)       0.1%
Riverside, Connecticut
Richard K. Donahue                      Class B        656,546(2)       0.6%
Lowell, Massachusetts
Delbert J. Hayes                        Class A        400,000          0.8%
Newberg, Oregon                         Class B        412,570(3)       0.4%
Douglas G. Houser                       Class B         44,000
Portland, Oregon
John E. Jaqua                           Class A        392,420          0.8%
Eugene, Oregon                          Class B        392,846          0.4%
Philip H. Knight(5)                     Class A     47,945,796(4)      93.8%
Beaverton, Oregon                       Class B     47,945,796(4)      34.1%
Kenichi Ohmae                           Class B         12,000(2)
Tokyo, Japan
Ralph A. Pfeiffer, Jr.                  Class B         62,000(2)
New York, New York
Charles W. Robinson                     Class B        250,000          0.3%
Santa Fe, New Mexico
Michael Spence                          Class B          2,000(2)
Palo Alto, CA
John R. Thompson, Jr.                   Class B         36,000(2)
Washington, D.C.
Harry A. Carsh(5)                       Class B            683(3)
Tigard, Oregon
Mark G. Parker(5)                       Class B         92,743(2)(3)
Portland, Oregon
David B. Taylor(5)                      Class B        181,034(2)(3)    0.2%
Beaverton, Oregon
Nissho Iwai American Corporation      Preferred(6)     300,000        100.0%
Portland, Oregon
All directors and executive officers    Class A     48,796,296         95.5%
as a group (23 persons)                 Class B     50,842,249(2)      35.9%

- ----------
(1) A person is considered to beneficially own any shares: (a) over which such person exercises sole or shared voting or investment power, or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days (i.e., through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children. These figures have been adjusted to reflect the 2-for-1 stock split that occurred on October 30, 1995.

(2) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 1996, the following numbers of shares: 177,372 shares for Dr. Clarke, 50,000 shares for Dr. Conway, 120,000 shares for Mr. DeNunzio, 466,946 shares for Mr. Donahue, 60,000 shares for Mr. Pfeiffer, 2,000 shares for Dr. Spence, 34,000 shares for Mr. Thompson, 91,728 shares for Mr. Parker, 12,000 shares for Mr. Ohmae, 178,834 shares for Mr. Taylor, and 1,099,406 shares for the group.

(3) Includes shares held in account under the NIKE, Inc. 401(k) Employee Savings Plan for Dr. Clarke and Messrs. Hayes, Carsh, Parker, and Taylor in the amounts of 810, 170, 683, 1,015 and 1,400 shares, respectively.

(4) Includes 1,684,208 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner, and 32,612 shares owned by such corporation.

(5) Executive officer listed in the Summary Compensation Table.

(6) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.

(7) Omitted if less than 0.1 percent.

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the

Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one report, covering a purchase of 40 shares for his daughter's trust, was filed late for Robert S. Falcone.

                            EXECUTIVE COMPENSATION

  The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 1996 and the two preceding fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                   Long-term
                                         Annual                  Compensation
                                      Compensation                  Awards
                         --------------------------------------- -------------  All Other
   Name and Principal                             Other Annual       Stock
Compensation
        Position         Year Salary($) Bonus($) Compensation($) Options(#)(1)    ($)(2)
   ------------------    ---- --------- -------- --------------- ------------- -----------
- -
Philip H. Knight........ 1996  939,167  915,688         --             --
686,203(5)
 Chief Executive Officer 1995  864,583  787,500         --             --        522,294
                         1994  750,000  150,000      68,315(4)         --        519,096
Thomas E. Clarke........ 1996  670,833  603,750         --          70,000
331,304(3)(6)(7)
 President and           1995  625,000  515,625         --          66,946        26,840
 Chief Operating Officer 1994  370,833  112,438         --          36,698       310,360
Mark G. Parker.......... 1996  495,833  409,062         --          60,000
126,316(3)(6)(7)
 V.P. and General        1995  442,500  337,500         --          30,126        81,300
 Manager                 1994  357,083   99,806         --          33,028        78,040
 Consumer Product
 Marketing
Harry C. Carsh.......... 1996  349,167  261,875         --          28,000
68,651(3)
 V.P. and General        1995  338,750  229,500         --          26,778        30,419
 Manager                 1994  326,812   48,750         --          29,358        28,105
 Sports and Fitness
David B. Taylor......... 1996  347,916  260,937         --          28,000        64,227
 Vice President          1995  322,917  219,375         --          26,778        26,044
 Production              1994  297,916   39,960         --          29,358        25,081

- ----------
(1) These figures have been adjusted to reflect the 2-for-1 stock split that occurred on October 30, 1995.

(2) Includes contributions by the Company to the 401(K) and Profit Sharing Plan for the fiscal year ended May 31, 1996 in the amount of $17,444 each for Dr. Clarke and Messrs. Parker, Carsh and Taylor, and $13,694 for Mr. Knight. The Company also made a matching contribution of $1,125 to the after-tax retirement plan for Mr. Taylor. Also includes contributions by the Company to the Supplemental Executive Profit Sharing Plan for Messrs. Knight, Clarke, Parker, Carsh, and Taylor of $172,509, $132,977, $77,742, $46,902, and $45,658, respectively.

(3) Includes above-market interest on deferred compensation for Dr. Clarke and Messrs. Parker and Carsh in the amount of $824, $887, and $4,305, respectively, for the 1996 fiscal year.

(4) The Company provided Mr. Knight with occasional non-business use of an airplane in fiscal 1994. The Company's aggregate incremental cost for Mr. Knight's non-business airplane use in 1994 was $65,795.

(5) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(6) Pursuant to the terms of certain stock options, in fiscal year 1996 the Company made a cash payment of $1.36 per share to Mr. Parker for the exercise of 20,000 of Mr. Parker's stock options in fiscal year 1996 ($27,200) and a cash payment of $3.578 per share to Dr. Clarke for the exercise of 50,000 of Dr. Clarke's stock options in fiscal year 1996 ($178,900).

(7) The Company provided supplemental long-term disability insurance to Dr. Clarke and Mr. Parker at a cost of $1,159 and $3,043 respectively.

              OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 1996

                                                                             Potential Realizable
                                                                              Value at Assumed
                                                                               Annual Rates of
                                     % of Total                                   Stock Price
                          Options  Options Granted   Exercise or               Appreciation for
                          Granted  to Employees in   Base Price     Expiration   Option Term(4)
Name                     (#)(1)(2)   Fiscal Year   ($/share)(1)(3)  Date       5%($)    10%($)
          ----           --------- --------------- --------------- ---------- ---------- ----------
Philip H. Knight........     --          --               --            --           --         --
Thomas E. Clarke........  70,000         5.6%          $42.00       6/30/05   $1,848,950 $4,685,603
Mark G. Parker..........  60,000         4.8%          $42.00       6/30/05   $1,584,814 $4,016,231
Harry C. Carsh..........  28,000         2.2%          $42.00       6/30/05   $  739,580 $1,874,241
David B. Taylor.........  28,000         2.2%          $42.00       6/30/05   $  739,580 $1,874,241

- ----------
(1) These figures have been adjusted to reflect the 2-for-1 stock split that occurred on October 30, 1995.

(2) All options shown in the table become exercisable with respect to 25% of the total number of shares on each of July 1, 1996, 1997, 1998, and 1999, except Mr. Parker's grant, of which 20,000 of the 60,000 shares become exercisable on each of the first three anniversaries of the grant date. All options will become fully exercisable generally upon the approval by the Company's shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(3) The exercise price is the market price of Class B Stock on the date the options were granted.

(4) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

 AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED MAY 31, 1996 AND FISCAL
                            YEAR-END OPTION VALUES

                                                      Number of Unexercised     Value of Unexercised
                                                           Options at           In-the-Money Options
                                                       Fiscal Year-End(#)     at Fiscal Year-End($)(2)
                                                    ------------------------- -------------------------
                             Shares
                          Acquired on      Value
          Name           Exercise(#)(1) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           -------------- ----------- ----------- ------------- ----------- -------------
Philip H. Knight........        --             --         --           --             --           --
Thomas E. Clarke........     50,000     $2,101,970    126,736      176,908    $11,140,047  $11,754,597
Mark G. Parker..........     20,000     $1,108,425     47,531      135,623    $ 4,241,535  $ 8,955,620
Harry C. Carsh..........     14,694     $  312,252        -0-      109,888            -0-  $ 7,577,450
David B. Taylor.........     20,000     $  775,624    134,694      107,888    $11,604,123  $ 7,414,387

- ----------
(1) These figures have been adjusted to reflect the 2-for-1 stock split that occurred on October 30, 1995.

(2) Based on a fair market value as of May 31, 1996 of $100.375 per share. Values are stated on a pre-tax basis.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report on pages 15-20 shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

PERFORMANCE GRAPH

  The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Apparel Indices. The graph assumes an investment of $100 on May 31, 1991 in each of the Company's Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Apparel Indices. Each of the indices assumes that all dividends were reinvested.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG NIKE, INC., S&P 500 INDEX,
                     S&P SHOES INDEX AND S&P APPAREL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                       S&P         S&P
Measurement Period                        S&P          SHOES       APPAREL
(Fiscal Year Covered)        NIKE, INC.   500 INDEX    INDEX       INDEX
- ---------------------        ----------   ---------    --------    --------
Measurement Pt-5/31/1991     $100.00      $100.00      $100.00      $100.00
FYE 5/31/1992                $147.49      $109.85      $128.89      $101.15
FYE 5/31/1993                $186.08      $122.61      $158.06      $ 99.66
FYE 5/31/1994                $153.90      $127.83      $134.34      $ 83.76
FYE 5/31/1995                $208.51      $153.64      $155.96      $ 85.67
FYE 5/31/1996                $535.61      $197.33      $299.52      $107.85

- ----------
  The Standard & Poor's Shoes Index consists of NIKE, Reebok International, Brown Group, Inc. and Stride Rite Corporation. The Standard & Poor's Apparel Index consists of Liz Claiborne, Inc., Russell Corp., Fruit of the Loom, Springs Industries, Inc. and VF Corp. The Standard & Poor's Shoe and Apparel Indices include companies in each of two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Shoe Index, the price and returns of NIKE stock affect this index.

  The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

   REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

  The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan, are made by the Compensation Plan Subcommittee, which is composed of outside directors.

  Executive Compensation Policies and Programs. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

  There are three basic components to the NIKE's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports and fitness industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the NIKE's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

  Base Pay. Base pay is designed to be competitive, although conservative (generally in the second quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. The executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

  Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan approved by shareholders in 1995. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee and the Board, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

  Long-Term, Equity-Based Incentive Compensation. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant. Stock options are awarded with an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Common Stock appreciates.

  Since long-term options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Plan Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each individual's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

  Stock options are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

  Retirement Plans. NIKE maintains combined profit sharing and 401(k) retirement plans, and a Supplemental Executive Profit Sharing Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount determined by the Board of Directors that has historically approximated 1.7% of the Company's pre-tax income. After allocation of this amount for fiscal 1996 under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 6.94% of the employee's total salary and bonus up to $150,000 of salary and bonus, and 4% of the employee's total salary and bonus in excess of approximately $62,000 and below $150,000. Under the terms of the new Supplemental Executive Profit Sharing Plan, employees, including executive officers, whose total salary and bonus exceeds $150,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $150,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 10.94% of their salary and bonus in excess of $150,000. These profit sharing plans serve to retain employees and executives, since profit sharing funds do not fully vest until after five years of employment with the Company.

  Under the 401(k) retirement plan, the Company contributes up to 2.5% of each employee's earnings as a matching contribution for pre-tax amounts deferred into the plan, and up to 0.75% for after-tax amounts deferred into the plan. This matching contribution is invested entirely in NIKE Class B Common Stock, which strengthens the linkage between employee and shareholder interests.

  Annual Reviews. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

  Each year, the Committee, with the President and Human Resources staff, reviews the individual performance of each of the other five most highly compensated executive officers, including the Chief Executive Officer, and the President's recommendations with respect to the appropriate compensation levels and awards. The Compensation Plan Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and makes stock option grants. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the President and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

  For fiscal year 1996, the Company exceeded the targeted financial performance objectives set for named executive officers under the Executive Performance Sharing Plan. This resulted from outstanding growth in the Company's total revenues and earnings. According to the Plan, the named executive officers received 150% of their targeted incentive bonuses.

  Chief Executive Officer. In reviewing Mr. Knight's performance, the Committee focused primarily on the Company's remarkable performance in fiscal year 1996, which reflected (1) strong growth in sales and earnings, and (2) continued progress toward the achievement of various strategic and financial objectives such as expansion into and development of international markets. The Committee also considered the other factors and considerations described above. In addition to the incentive bonus, the Committee increased Mr. Knight's base salary for the 1997 fiscal year to approximately $1,050,000.

  Mr. Knight's position as the founder of and a substantial shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

  Section 162(m) of the Internal Revenue Code. In 1995 the shareholders adopted the Executive Performance Sharing Plan. The Plan is designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive bonus compensation for named executive officers. The Company intends to take actions within the allowable transition period to exempt the performance-based stock option plan from the deductibility limitation.

  Members of the Personnel Committee:

    Ralph DeNunzio, Chairman
    Jill K. Conway*
    John E. Jaqua
    Ralph A. Pfeiffer, Jr.*
    John R. Thompson, Jr.
- ----------
*Also members of the Compensation Plan Subcommittee.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 1996, are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $350,000 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio or his firm, and Mr. Thompson or his firm for additional consulting work that may be performed by them for the Company during fiscal 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  An agreement between the Company and President and Chief Operating Officer, Dr. Thomas E. Clarke, contains a covenant not to compete that extends for one year following the termination of Dr. Clarke's employment with the Company. The agreement provides that if Dr. Clarke voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of Dr. Clarke's last monthly salary. The agreement provides further that if Dr. Clarke's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to Dr. Clarke's last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

  The Company has a similar agreement with Vice President Mark G. Parker that extends from one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of $41,667 or
(ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

CERTAIN TRANSACTIONS

  During the fiscal year ended May 31, 1996, the Company paid the law firm of Bullivant, Houser, Bailey, Pendergrass & Hoffman, of which director Douglas G. Houser is a partner, approximately $36,840 for services rendered. During the same period, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $350,000 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. Houser, or his law firm, Mr. DeNunzio, or his firm, and Mr. Thompson, or his firm, for additional legal and consulting services that may be performed by them for the Company during fiscal year 1997.

INDEBTEDNESS OF MANAGEMENT

  In 1994 the Company loaned $500,000 at 5.65% per annum to President Thomas
E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                  PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed Price Waterhouse as independent accountants to examine the Company's consolidated financial statements for the fiscal year May 31, 1997 and to render other professional services as required.

  The appointment of Price Waterhouse is being submitted to shareholders for ratification.

  Price Waterhouse has served as independent accountants to the Company since 1971. Representatives of Price Waterhouse will be present at the Annual Meeting and are expected to be available to respond to questions.

                                  PROPOSAL 3

  The General Board of Pension and Health Benefits of the United Methodist Church, of 1201 Davis Street, Evanston, Illinois 60201, a holder of 61,700 shares of NIKE, Inc. Class B Common Stock, submitted the following resolution for the reasons stated:

  "WHEREAS, the image of Nike Incorporated is an extremely important corporate asset--recently valued at between $1.3 and 1.7 billion by authoritative Trademarks and Licensing Associates--assuring continued strong performance of our brand in an intensely competitive market.

  There are persistent reports of exploitative conditions and military suppression of workers' legitimate protests at shoe factories near Jakarta, Indonesia.

  The Indonesian Legal Aid Institute reports that nearly 70 workers are currently struggling for reinstatement and back-pay settlements with NIKE contractors as a result of their courageous efforts to get those contractors to pay a living wage, treat workers with respect and bargain collectively with genuine workers' representatives. The case of 24 workers who made Nike shoes is now before the Supreme Court of Indonesia.

  Corporations, sourcing from dozens of contractors, have begun to recognize their responsibility to protect workers from harsh management practices and denials of their basic rights.

  Nike's retention of Ernst and Young to monitor contractors' compliance with Indonesian wage regulations is an indication of the difficulty our company faces in speaking with certitude about only one of the provisions of the Code of Conduct.

  That code is supplemented by the Athletic Footwear Association's "Guidelines on Business Practices of Business Partners"--signed by Nike on 9/3/93--which call for the observation of the right of free association, fair compensation and the prohibition of corporal punishment and mental or physical coercion.

  Consumers must rely on the good faith of corporations such as ours which pledge to observe production guidelines intended to guarantee that fair treatment of employees is monitored with integrity and in a consistent manner.

  BE IT RESOLVED, THAT the shareholder request the Board of Directors to review compliance with the Nike Code of Conduct & "Memorandum of Understanding" with contractors concerning the company's "commitment to people, communities and the environment". We encourage Nike management to take under advisement the following recommendations:

    1. Research conducted by Indonesian non-governmental organizations in direct contact with employees who make Nike shoes.

    2. Establishing independent monitoring and enforcement mechanisms in conjunction with non-governmental organizations.

    3. Strengthening of internal monitoring procedures.

    4. Translating the Nike "Code of Conduct" and "Memorandum of
  Understanding" into the languages of employees where Nike has international contracts, and to distribute these documents to suppliers.

    5. Utilizing positive influence to encourage suppliers to adhere to NIKE standards of conduct.

A summary of the review should be made available to shareholders by April, 1997."

MANAGEMENT'S RESPONSE:

  The Board of Directors recommends that shareholders vote AGAINST Proposal 3.

  We at NIKE empathize with workers in any industry who may be treated unfairly. As the shareholder resolution correctly observes, some years ago NIKE established labor standards in order to regulate and improve working conditions of Indonesian footwear factory subcontractors. Without a doubt, NIKE endeavors to possess the highest business ethics. Our shareholders expect nothing less from the industry leader.

  This shareholder proposal, however, is directed toward monitoring compliance with NIKE's labor standards. Although well-intentioned, the Board of Directors believes the Proposal is unnecessary in that NIKE's management has for years utilized careful monitoring procedures that have proven effective, and NIKE continues to enhance and strengthen enforcement of its labor standards with new initiatives.

  Putting aside any misleading media accounts and unfair attacks, here are the facts:

 . NIKE footwear subcontractors in Indonesia pay above the minimum wage of 126,500 rupiah per month as required by law, and actually pay an average wage of 240,000 rupiah per month (including non-compulsory overtime, which pays double the rate). In addition, employees are provided with paid holidays, free meals, free health care, transportation subsidies, lodging, and bonuses for improved skills. These benefits add an estimated 20-25% to wages. These are among the most sought-after factory jobs in the industry, because of the pay scale and good working environment. In fact, an entry-level Indonesian factory employee with no skills earns five times the average income of a farmer (before any government subsidies). In the six years that NIKE has subcontracted production in Indonesia, the minimum wage has been increased 13 times. Due in part to NIKE and other multinational corporations, real wages in Indonesia have risen 55 percent since 1990.

 . Each of NIKE's footwear subcontractors has signed NIKE's Memorandum of Understanding and Code of Conduct, which prohibit, among other things, forced or prison labor, and require subcontractors to comply with all local and national laws regulating child labor, the minimum wage, overtime pay, benefits, insurance, occupational safety, and environmental safety. NIKE requires these documents to be translated into the native language and publicly posted in every building.

 . NIKE monitors and enforces compliance with the Memorandum and Code of Conduct with over 800 NIKE employees, many of them U.S. citizens, who live and work right at the factories worldwide. In addition to production assistance and quality control, they are required to ensure compliance with NIKE's labor standards. These are dedicated people who know that the only way to produce a high quality product is to assure that factory employees are treated well.

 . In 1994 NIKE engaged the services of Ernst & Young, an independent international auditing firm, to randomly audit NIKE's Indonesian footwear subcontractors for compliance with NIKE's Memorandum and Code of Conduct, and ensure that employees are receiving the required pay and benefits, and to find out how they like working in the facility. Any subcontractor found not in compliance is required immediately to implement a plan of corrective action. NIKE does not tolerate unethical business partners. Ernst & Young has a solid reputation of thorough and unbiased oversight of manufacturing operations in developing countries. To say that unspecified "non-governmental organizations" could do a better job ignores this reality and the size of the task.

 . In fact, the incident to which the shareholder proposal refers regarding 24 factory employees occurred in 1992, before NIKE engaged Ernst & Young to audit subcontractors. The employees' legal action does not involve NIKE, but is instead against the Indonesian Department of Manpower which authorized the dismissal of the employees. The case is on appeal. The Minister of Manpower found that the employees inflicted illegal and extensive damage to factory property.

 . Over the past 20 years NIKE has established long-term relationships with select subcontractors, and management believes that NIKE's high standards of business ethics and corporate responsibility have, and will continue to, influence that of our partners.

  But just like a competitive athlete, an industry leader never rests on its laurels. Enforcement is a continuing process. NIKE has proceeded to strengthen and improve monitoring of NIKE's labor standards in the following ways:

 . NIKE was recently invited by the Clinton Administration to join a coalition of select footwear and apparel manufacturers, retailers, labor representatives, and human rights groups to develop strategies to assure consumers that the products they purchase are produced under acceptable labor conditions.

 . NIKE is in the process of establishing a high-level corporate compliance position charged solely with monitoring adherence to NIKE's labor standards.

 . NIKE has extended formal invitations to the U.S. Secretary of State and the U.S. Ambassador to Indonesia to visit NIKE's contracted facilities, and has welcomed members of the press, and other agencies and organizations, including senior U.S. State Department officials.

 . NIKE has joined Business for Social Responsibility to learn how other industries have addressed monitoring and compliance issues.

  The Board of Directors believes that NIKE has addressed each of the Proposal's concerns. NIKE's procedures for monitoring Indonesian subcontractors are extensive and effective. Given NIKE's record of leadership, proven monitoring system, and additional steps scheduled to be taken in the coming months, NIKE has addressed monitoring more effectively than the Proposal could, and without consuming the valuable time and funds of NIKE and its shareholders to micro-manage one aspect of one country's operations. Assuring that NIKE's subcontractors treat their employees with dignity and respect is not a new idea at the Company. It is something that NIKE has insisted on for years.

  Accordingly, the Board of Directors recommends that shareholders vote AGAINST Proposal 3.

  Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. If a quorum is present at the Annual Meeting, Proposal 3 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

                             SHAREHOLDER PROPOSALS

  A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 1997 annual meeting of shareholders must be received by NIKE at One Bowerman Drive, Beaverton, Oregon 97005-6453, Attention: John
F. Coburn III, Assistant General Counsel of NIKE, on or before April 14, 1997 in order to be eligible for such inclusion.

                                 OTHER MATTERS

  As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment. The Company's bylaws prescribe that a shareholder may bring matters before an annual meeting only if such shareholder has given the Company advance written notice of such matters. For purposes of the 1996 Annual Meeting, such notice must be received 60 days before the meeting by John F. Coburn III. Assistant General Counsel of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453.

  A COPY OF NIKE'S 1996 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, NIKE, INC., ONE BOWERMAN DRIVE, BEAVERTON, OREGON 97005-6453.

                                       For the Board of Directors

                                       JOHN E. JAQUA
                                       Secretary

                                NOTICE OF ANNUAL
                                    MEETING
                                      AND
                                PROXY STATEMENT
                             ---------------------

                               SEPTEMBER 16, 1996
                               BEAVERTON, OREGON
                             ---------------------

                                    [LOGO]

                                [RECYCLED LOGO]

               This proxy statement is printed on recycled paper

================================================================================
================================================================================
P
                                   NIKE, INC.
R
                           CLASS A COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X           FOR THE 1996 MEETING OF SHAREHOLDERS--SEPTEMBER 16, 1996

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 16, 1996, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A ma-jority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:                    (change of address/comments)
Ralph D. DeNunzio; Richard K. Donahue;
Douglas G. Houser; John E. Jaqua;                   ----------------------------
Philip H. Knight; Kenichi Ohmae;                    ----------------------------
Ralph A. Pfeiffer, Jr.; Charles W. Robinson;        ----------------------------
Michael Spence; John R. Thompson, Jr.               ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH      SEE
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.     REVERSE
THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS       SIDE
CARD.

- --------------------------------------------------------------------------------
    Please mark your
 X  votes as in this                                                      9317
    example.                                                       ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE        THE BOARD OF DIRECTORS
              FOR PROPOSAL 2.                   RECOMMENDS A VOTE AGAINST
                                                       PROPOSAL 3.
- --------------------------------------------------------------------------------

1. Election of Directors                FOR     WITHHELD
   (see reverse)                        [_]       [_]

For, except vote withheld from
the following nominee(s):

- ------------------------------

2. Proposal to ratify the               FOR     AGAINST      ABSTAIN
   appointment of Price
   Waterhouse as independent
   accountants.                         [_]       [_]          [_]

3. Shareholder Proposal regarding
   certain monitoring procedures
   for subcontract manufacturers
   in Indonesia.                        [_]       [_]          [_]


                                        Mark here for address change
                                        and note on reverse side.       [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fi-duciary capacity should indicate their full titles in such capacity.)

- --------------------------------------------------------------------------------
P
                                   NIKE, INC.
R
                           CLASS B COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X           FOR THE 1996 MEETING OF SHAREHOLDERS--SEPTEMBER 16, 1996

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 16, 1996, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A ma-jority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:                    (change of address/comments)
Ralph D. DeNunzio; Richard K. Donahue;
Douglas G. Houser; John E. Jaqua;                   ----------------------------
Philip H. Knight; Kenichi Ohmae;                    ----------------------------
Ralph A. Pfeiffer, Jr.; Charles W. Robinson;        ----------------------------
Michael Spence; John R. Thompson, Jr.               ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH      SEE
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.     REVERSE
THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS       SIDE
CARD.

- --------------------------------------------------------------------------------
    Please mark your
 X  votes as in this                                                      9316
    example.                                                       ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE        THE BOARD OF DIRECTORS
              FOR PROPOSAL 2.                   RECOMMENDS A VOTE AGAINST
                                                       PROPOSAL 3.
- --------------------------------------------------------------------------------

1. Election of Directors                FOR     WITHHELD
   (see reverse)                        [_]       [_]

For, except vote withheld from
the following nominee(s):

- ------------------------------

2. Proposal to ratify the               FOR     AGAINST      ABSTAIN
   appointment of Price
   Waterhouse as independent
   accountants.                         [_]       [_]          [_]

3. Shareholder Proposal regarding
   certain monitoring procedures
   for subcontract manufacturers
   in Indonesia.                        [_]       [_]          [_]


                                        Mark here for address change
                                        and note on reverse side.       [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fi-duciary capacity should indicate their full titles in such capacity.)

- --------------------------------------------------------------------------------

                                    [LOGO]

Admission Ticket
NIKE, Inc. Annual Meeting of Shareholders
Monday, September 16, 1996 at 10 a.m.
Registration at 9:30

- --------------------------------------------------------------------------------

                                    [LOGO]

           NIKE World Campus, One Bowerman Drive, Beaverton, Oregon

TO OUR SHAREHOLDERS

One of the difficulties we have had in responding to our critics on the issue of labor practices in developing countries has been the moving target of the criticisms. We respond in one area; they attack in another, somewhat related area.

So I decided to try to categorize these criticisms here in one space, and tell you how I see us measuring up.

WHY ON EARTH DID NIKE EVER PICK SUCH A TERRIBLE PLACE AS INDONESIA TO HAVE SHOES MADE?

Effectively the U.S. State Department asked us to.

In 1976, when 90 percent of NIKE's production was in Taiwan and Korea, Secretary of State Cyrus Vance asked Charles Robinson, who had been Deputy Secretary of State in the Ford Administration, to start the U.S.-ASEAN Business Council to fill the vacuum left by the withdrawal of the American military from that part of the world. Secretary Vance wanted to fill that void with a stronger American business presence.

Chuck Robinson accepted the challenge, put together the council and served as Chairman of the U.S. side for three years. Mr. Robinson was a NIKE Board member at that time as he is today. NIKE was one of the 75 U.S. Charter Members of the Council.

"NIKE's presence in that part of the world," according to a senior state department official at that time, "is American foreign policy in action."

In 1995, in a step which I felt was a great confirmation of Cyrus Vance's vision and a very positive step toward stability in the region, the Democratic Republic of Vietnam joined ASEAN.

Today the ASEAN countries are among the world leaders In the rate of economic growth . In fact, the United Nations Human Development Report 1996 characterized Indonesia as "the most sustainable and widespread development miracle of the 20th Century, perhaps of all history."

WHY DOES NIKE ALLOW ITS SHOES TO BE MADE IN SWEATSHOPS?

The NIKE sweatshop in Indonesia has a dormitory for the single workers in need of housing, has a cafeteria to feed 2,000 people, and its average pay is about double the minimum wage. It also has two acres of gardens and two outdoor basketball courts. Nice definition of sweatshop.

ACTIVIST GROUPS HAVE CALLED FOR MONITORING OF THESE OVERSEAS MANUFACTURING OPERATIONS. WHAT'S YOUR OPINION ABOUT DOING SOMETHING LIKE THAT AT NIKE?

NIKE has had monitors in all its factories for 23 years. Today we have a staff of 800 in Asia working with our subcontractors on a daily basis, checking for quality control and adherence to our Code of Conduct for factories. For the past 18 months, we have hired Ernst and Young to conduct unannounced audits to ensure adherence to our Code of Conduct.

WHAT ABOUT INDEPENDENT MONITORING BY SOMEONE OTHER THAN ERNST & YOUNG?

Within the next year we will invite a group other than Ernst & Young to review the factories that make NIKE shoes. We know these are the best shoe factories in the world, and we will encourage this independent group to make its finding public.

In addition, as we went to press on this letter, the Clinton Administration invited NIKE to join a coalition of footwear and apparel manufacturers, retailers, human rights groups and labor representatives to develop strategies to assure consumers that the items they purchase are produced under acceptable labor conditions. We are always willing to engage in constructive dialogue and hope this effort can lead to improved labor conditions around the world.

NIKE MAKES MUCH OF ITS CODE OF CONDUCT WHICH FORBIDS EMPLOYMENT OF UNDERAGE WORKERS, YET WITHIN THE LAST YEAR AN UNDERAGE WORKER WAS FOUND MAKING NIKE SHOES IN AN INDONESIAN FACTORY. DOESN'T THIS MAKE THE CODE OF CONDUCT MEANINGLESS?

An Ernst & Young audit did uncover one underage worker out of 120,000 Indonesian workers involved in NIKE subcontracted production. You have to be 18 to join the U.S. Army, but occasionally underage people lie their way in. Our subcontractors require birth documentation of workers in Indonesia. In a few instances we have found forged documents, but our own reviews, as well as Ernst & Young's, have shown that the Code is complied with in all material terms.

Secondly, the working conditions and rate of pay have made these jobs among the best in the country. We have hundreds and sometimes thousands of applicants for every job opening. There is clearly no need, as well as no desire, to hire any underage worker.

WE HEAR THAT FOREMEN BEAT UP THE WORKERS IN INDONESIAN FACTORIES.

We have heard those reports too, and over the years we've seen some tactics - like blowing whistles in workers' ears - that we found offensive, and we've used our influence to correct those situations.

Though our critics make much of patterns of abuse, the documented instances of managers abusing their authority are few, and NIKE inspectors deal with the situations immediately.

For instance, when a manager in Indonesia struck a worker in 1994, he was dismissed within one day. Recently in Vietnam, a female Korean line supervisor hit a Vietnamese line worker with her hat. Although the worker was not injured, NIKE and its subcontractor found the behavior unacceptable, and the supervisor was dismissed. She remains in Vietnam, however, pending a legal hearing on the case.

NIKE has a vast manufacturing network. Problems are bound to occur from time to time. That is why we have NIKE staff members in these facilities on a daily basis, and we verify our findings through independent, outside audit. NIKE does not run from problems. To the contrary, we are believers in constructive engagement. When problems to occur, we deal wit them quickly and effectively. If abusive practices continue, we do not hesitate to terminate the business relationship.

DIDN'T LIFE MAGAZINE SHOW CASES WHERE UNDERAGE WORKERS STITCHED NIKE SOCCER BALLS UNDER DEPLORABLE CONDITIONS IN PAKISTAN?

We placed our first order for 40,000 soccer balls in 1996 through one new subcontractor. That is one tenth of one percent of the balls exported from a country where balls have been made for decades.

When our inspectors flew into Pakistan they didn't like what they saw any better than Sidney Schanberg who wrote the article for LIFE.

The problem is the nature of the cottage industry in Pakistan. Ball stitching is farmed out all over the countryside making it virtually impossible to control. So the balls are stitched under every imaginable condition - family huts, open air workshops, sweatshop dungeons - by people of every age.

Within one month of that inspection we sat down with our subcontractor and reached agreement under which, starting this fall, NIKE balls will be stitched in centralized stitching rooms where we can see for ourselves that no underage workers are employed.

Within one month after that agreement was reached the LIFE article appeared. Soon after that, our good friends at Reebok announced a stitching policy similar to NIKE's. Effectively, NIKE and Reebok are changing abusive conditions that have existed in Pakistan for decades.

WHY PUT YOURSELF THROUGH ALL THIS? WHY DON'T YOU JUST SAY YOUR SHOES ARE MADE BY FOREIGN-SOURCE FACTORIES, NOT BY YOU?

We have a fairly sophisticated process which can't properly be described in a few paragraphs. Essentially we work with Asian partners - not partners in the legal sense but in an emotional sense. When a country outgrows the shoe industry, we do not abandon years of factory management and strong relationships. The entities go with us to make shoes somewhere else.

While we do not have 100 percent control over these factories, we clearly have strong influence and do not try to hide behind the ownership issue. And, yes, we have broken off relationships where proper standards were not maintained.

ANYTHING ELSE?

As Columbo would say, "Just one more thing."

I have been absolutely astonished by the reaction of certain print media over the events of this summer. It has basically and uniformly said, "Don't confuse me with the facts I have a sensationalist sound bite." In the end, I believe this issue is much more a significant statement about the media and its approach to truth than it is a statement about NIKE.

I can't get out of my mind a meeting with the Editorial Board of The New York Times. After it had published three scathing columns on the low wages in factories making NIKE shoes in Indonesia, their first question was, "What do you pay those people anyway?"

Three columns ripping us on pay before they asked us what the pay is. Oh well.

WHAT HAVE YOU LEARNED FROM ALL THIS?

Among other things, that my own attitude has been detrimental to getting our story out.

I have seen enormous progress in the quality of working conditions in Asian factories over the past 30 years. In addition, we are miles ahead in terms of establishing standards and monitoring them compared to most of the other importers.

While all of this is true, we can be a lot better. NIKE likes being held to a higher standard.

One great positive of the debate has been a shrinking Pacific moat. Media and the public alike recognize the interlocking nature of trade and communications. From the white wooden and brick house on Southeast Claybourne where, for me, it all began, to the cardboard houses around Guangzhou. From the Gate of Heavenly Peace, raw octopus and fish stomach, to Chevys and Tootsie Pops. Across this grand spectrum of strange customs and unique thoughts, comes one conclusion above all others: we are all in this together.

And through the very uneven process of this current debate, not only will NIKE get better, so will a lot of others.

/s/ Philip H. Knight
Chairman of the Board
and Chief Executive Officer